UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 1, 2012

DAKOTA GOLD CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53630	20-5859893
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
701 N. Green Valley Parkway, Suite 200
Henderson, NV
(Address of Principal Executive Offices)

89074
(Zip Code)

(702) 990 3256
(Registrant’s Telephone Number, Including Area Code)

_________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.    Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of August 1, 2012 the Board of Directors of Dakota Gold Corp. (the “Registrant”) elected Mr. Herb Duerr President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, and Director of the Registrant.

Mr. Duerr, age 60, has over 25 years of experience in mineral exploration geology within the United States, Latin America and Europe. He has been involved in the exploration and drilling of mines, acquisition of metal resources, and worked with major mining companies on the examination of over a thousand mineral properties. Since 1996 Mr. Duerr has been a Vice President of MinQuest, Inc., since 1989 he has been a co-owner of Nevada Mine Properties II, Inc., and since 1994 he has been Vice President of Desert Pacific Exploration, Inc.  All three of these entities are privately-owned mineral exploration companies. Mr. Duerr is also currently a director of Iconic Minerals (since October 2009), Canamex Resources Corporation (since March 2009) and American Consolidated Minerals (since September 2006). Mr. Duerr has a Bachelor of Science Degree from Florida Atlantic University in geology.  Mr. Duerr has been elected to the Registrant’s Board of Directors due to his geological and industry experience.

Mr. Duerr will be paid a daily rate of $600 for all work performed on behalf of the Registrant.  The Registrant will also reimburse Mr. Duerr for expenses incurred on behalf of the Registrant.

Mr. Bobby Nijjar will remain as the Registrant’s Secretary and Director.

Also effective as of August 2, 2012 Mr. James Poulter has resigned as a Director of the Registrant.

For all the terms and conditions of the bridge note reference is hereby made to such document annexed hereto as Exhibit 10.1. All statements made herein concerning the foregoing document is qualified by reference to said Exhibit.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits:

Exhibit 10.1	Service Agreement dated August 1, 2012 between Herb Duerr and Dakota Gold Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dakota Gold Corp.
(Registrant)

By: /s/ Herb Duerr
Name: Herb Duerr Title: President, Chief Executive Officer, Chief Financial Officer, Treasurer, Director

Date:  August 6, 2012